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                                                                      EXHIBIT 23

The Board of Directors
US Facilities Corporation

  We consent to incorporation by reference in Registration Statements (No. 33-41086 and No. 33-46841), both on Form S-8, of US Facilities Corporation of our reports dated February 4, 1997, relating to the consolidated balance sheets of US Facilities Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated income statements, statements of stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of US Facilities Corporation and subsidiaries.

/s/ KPMG Peat Marwick LLP
Los Angeles, California
March 26, 1997